Fuel Systems Solutions Updates Management Structure

Company to be organized in two divisions: FSS Industrial and FSS Automotive, latter includes US Automotive

NEW YORK, N.Y., June 27, 2012 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) has implemented an updated management structure that is intended to further drive the company's speed of innovation and improve cost efficiency .

To increase its efficiencies, the company has formed an executive committee headed by Mariano Costamagna, Fuel Systems' CEO, who is resuming the title of President and consisting of CFO Pietro Bersani and five executive directors, including Roberto Olivo, now global operations & supply director and formerly Co-President and head of the BRC Division, two marketing and sales executive directors and two engineering executive directors. The executive committee will oversee Fuel Systems' strategy and manage operations in two divisions: FSS Automotive, consisting of the company's passenger and light duty commercial transportation (OEM), automotive aftermarket, and transportation infrastructure operations, as well as the US Automotive unit (formerly a part of the IMPCO division); and FSS Industrial (formerly IMPCO), consisting of the company's industrial mobile and stationary and auxiliary power unit (APU), and the heavy duty commercial transportation operations.

Matthew Beale has elected to pursue opportunities outside of the Fuel Systems group and has resigned from his position as Co-president and Head of IMPCO Operations, effective June 30, 2012. At the company's request, Mr. Beale has agreed to serve as a consultant to the company on various matters.

Mariano Costamagna, President and CEO, said, "Having now made important progress in integrating recent acquisitions the company is focused on increasing responsiveness to customer needs and driving greater efficiencies across our global platform. The globalization of key functions and streamlined reporting resulting from the re-organization will position the company to best achieve those objectives. We wish to thank Matthew Beale for his many contributions to Fuel Systems and in particular his leadership role in driving our growth strategy over the last five years. We respect his desire to pursue a new set of professional challenges and wish him the best of success."

Fuel Systems management is conducting a thorough review of costs and revenue outlook in US Automotive operations. Of priority will be maintaining continued strategic US marketplace development and showing excellence in customer service and responsiveness in a more efficient manner. Fuel Systems intends to provide an update to its full year 2012 outlook with its second quarter press release.

Mr. Costamagna commented, "Fuel Systems' objective is to apply its core technologies to achieve and maintain a top-three rank in every important marketplace around the world. We understand that early stage markets require investment and generate losses pending the achievement of critical, profitable, mass. This study is designed to speed our progress toward profitability in the US market and to increase our efficiencies as we refine our strategy to influence the value chain by driving demand for alternative fuel vehicles in the US. Further, we expect the combination of this study and our organizational evolution to lead to additional efficiencies and the elimination of duplication on a global basis. While we are reviewing our costs and revenue outlook in US automotive, results of our industrial and non-US automotive operations remain strong year-to-date. We will discuss our actions resulting from this review in our second quarter 2012 report."

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2012, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to our ability to integrate recently acquired businesses and to realize the expected synergies; the unpredictable nature of the developing alternative fuel US automotive market; economic uncertainties caused by political instability in certain of the local markets we do business in; the potential growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; unanticipated investigations and litigations; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2011. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777